                      AMERICAN EXPRESS CREDIT CORPORATION
               (a wholly-owned subsidiary of American Express
                     Travel Related Services Company, Inc.)

                              EXHIBIT 12.1

     COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                OF AMERICAN EXPRESS CREDIT CORPORATION
                              (millions)


                 Three Months
                Ended March 31,    Years Ended December 31,
                  (Unaudited)
               --------------------------------------------------
                  1998   1997    1997    1996   1995   1994  1993
                  ----   ----    ----    ----   ----   ----  ----
Earnings:

Income before
 extraordinary
 charge          $  56  $  59   $ 212  $ 215  $ 197  $ 139  $ 137
Income tax
 provision          30     32     114    115    105     75     64
Interest expense   293    254   1,125  1,117  1,054    736    599
                 -----  -----  ------ ------ ------  -----  -----
Total earnings   $ 379  $ 345  $1,451 $1,447 $1,356  $ 950  $ 800
                 =====  =====  ====== ====== ======  =====  =====

Fixed charges -
 interest
 expense         $ 293  $ 254  $1,125 $1,117 $1,054  $ 736  $ 599
                 =====  =====  ====== ====== ======  =====  =====
Ratio of
 earnings to
 fixed charges    1.29   1.36    1.29   1.30   1.29   1.29  1.34*

Note: Gross rentals on long-term leases were minimal in each of the periods shown.

       * The ratio of earnings to fixed charges calculated in accordance with the Receivables Agreements after the impact of the extraordinary charge of $34 million
         (pretax) was 1.28.

                      AMERICAN EXPRESS CREDIT CORPORATION
               (a wholly-owned subsidiary of American Express
                     Travel Related Services Company, Inc.)

                              EXHIBIT 12.2

     COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                     OF AMERICAN EXPRESS COMPANY
                        (Dollars in millions)


                 Three Months          Years Ended December 31,
                Ended March 31,-----------------------------------------
                     1998
                  (Unaudited)  1997   1996    1995    1994   1993
                   ---------   ----   ----    ----    ----   ----
Earnings:

Pretax income
 from
 continuing
 operations       $  614   $2,750   $2,664  $2,183  $1,891 $2,326
Interest expense     530    2,122    2,160   2,343   1,925  1,776
Other adjustments     31      127      139      95     103     88
                  ------   ------   ------  ------  ------ ------
Total earnings(a) $1,175   $4,999   $4,963  $4,621  $3,919 $4,190
                  ------   ------   ------  ------  ------ ------


Fixed charges:
 Interest expense $  530   $2,122   $2,160  $2,343  $1,925 $1,776
 Other adjustments    32      129      130     135     142    130
                  ------   ------   ------  ------  ------ ------
Total fixed
 charges(b)       $  562   $2,251   $2,290  $2,478  $2,067 $1,906
                  ------   ------   ------  ------  ------ ------

Ratio of earnings
 to fixed charges
 (a/b)              2.09     2.22     2.17    1.86    1.90   2.20

Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company (the "Company") and Travel Related Services' Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income of American Express Company.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by the Company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.

On May 31, 1994, the Company completed the spin-off of Lehman Brothers through a dividend to American Express common shareholders. Accordingly, Lehman Brothers' results are reported as a discontinued operation and are excluded from the above computation for all periods presented. In March 1993, the Company reduced its ownership in First Data Corporation ("FDC") to approximately 22 percent through a public offering. As a result, beginning in 1993, FDC was reported as an equity investment in the above computation. In the fourth quarter of 1995, the Company's ownership was further reduced to approximately 10 percent as a result of shares issued by FDC in connection with a merger transaction. Accordingly, as of December 31, 1995, the Company's investment in FDC is accounted for as Investments - Available for Sale.

